                                                                   EXHIBIT 10.84

                             EMPLOYMENT AGREEMENT


        THIS AGREEMENT ("Agreement") is made by and between Vitafort International Corporation., a Delaware Corporation ("Company") and Mark Beychok, an individual ("Executive"), as of September 3, 1997 (the "Effective Date"), who agree as follows:

1.      Recitals.     This Agreement is made with reference to the following
        --------
material facts:

        1.1 Executive is presently employed by Company pursuant to an oral agreement, a previous written employment agreement having expired on December 31, 1996.

        1.2 The parties desire to continue Executive's employment with the Company pursuant to the written agreement set forth herein.

2.      Employment.
        ----------

        2.1 Company hereby engages and employs Executive in the capacity of President and Chief Executive Officer as of the Effective Date (the "Employment"). The Company's Board of Directors (the "Board") may also provide such additional designations of title to Executive as the Board, in its discretion, may deem appropriate. Executive agrees to perform the executive duties and functions customarily associated with the offices of President and Chief Executive Officer, and as specified from time to time by the Board.

        2.2 Except for legal holidays, vacations and absences due to temporary illness or as otherwise permitted pursuant to company policy, Executive shall devote his time, attention and energies to the business of the Company on a full-time basis. Executive represents and warrants to the Company that he is under no restriction, limitation or other prohibition to perform his duties as described herein.

3. Term. The term of this Agreement (the "Term"), shall commence on the Effective Date hereof and shall continue for a period of three (3) years thereafter unless terminated earlier as provided hereinafter.

4.      Compensation.
        ------------

        4.1.     Base Salary.  Executive's initial salary shall be $150,000 per
                 -----------
annum. This salary level will be reviewed at least annually by the Board, but will not be reduced without Executive's prior written consent.

        4.2.     Bonus.  Any and all bonus payments shall be in the discretion
                 -----
of the Board. If the Company establishes a written bonus plan applicable to Executive, he shall
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be entitled to receive bonus payments in accordance therewith. Such plan, if adopted, shall be affixed to each original of this Agreement as Exhibit A.

        4.3     Incentive Stock Options.     Any and all grants of Incentive
                -----------------------
Stock Options or other options shall be in the discretion of the Board. If the Board establishes a written option plan applicable to Executive, he shall be entitled to receive Incentive Stock Options in accordance therewith. Such plan, if adopted, shall be affixed to each original of this Agreement as Exhibit B.

        4.4     Retirement Benefits.    Company shall provide Executive with the
                -------------------
opportunity to participate in all of Company's qualified defined benefit and defined contribution retirement plans, subject to the eligibility and participation requirements of such plans.

        4.5     Employee Benefits.
                -----------------

                (a) The Company shall, at its expense, provide Executive and his immediate family with comprehensive medical insurance coverage at least comparable to the coverage provided to the Company's other executive officers. The Company shall also maintain Directors and Officers (D&O) insurance which shall cover Executive with reasonable coverages and policy limits. The Company shall further provide, at its expense, "key-man" Accidental Death Insurance with a face value of One Million Dollars ($1,000,000) to be divided equally between the Company, on the one hand, and Executive's designated beneficiary or estate, on the other hand. Executive represents and warrants that, for purposes of securing such "key-man insurance", he is not aware of any medical condition that would cause the insurance premiums to be materially higher than for a normal male of his age.

                (b) During the term of this Agreement, and as otherwise provided within the provisions of each of the respective plans, Company shall provide Executive all benefits to which other executives and employees of Company are generally entitled to receive, as commensurate with Executive's position. Such benefits shall include, but not be limited to, group term life insurance, travel insurance, dental insurance, vision insurance, and short-term and long-term disability coverage. Executive shall likewise participate in any additional benefits as may be established during the term of this Agreement, by standard written policy of Company.

        4.6     Vacation.     Executive shall receive four (4) weeks paid
                --------
vacation each year which shall be taken in accordance with the Company's vacation policy. Executive shall also receive all the paid holidays observed by the Company, and any other paid absence days established by Company policy.

        4.7     Perquisites.  Company shall provide Executive, at Company's
                -----------
cost, all perquisites to which other executives of Company are entitled to receive in accordance with Company policy. Such perquisites, if established, shall include, but not be limited
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to, coverage of cost for auto allowance, cellular telephone, and pager, provided that pursuant to this Agreement it is agreed that Executive shall receive a monthly auto allowance of not less than $1,300.00 to defray the cost of business automobile expense.

        4.8     Expenses.  Company shall pay, or reimburse Executive, for all
                --------
ordinary and necessary expenses, in reasonable amounts, which Executive incurs in performing his duties under this Agreement, including, but not limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees and expenses associated with membership in various professional business and civic associations and societies of which Executive's participation is in the best interests of Company, subject, however, to any limitations, rules and procedures adopted by Company and which are applicable to executives generally.

        4.9     Indemnification.   The Company shall indemnify Executive, to the
                ---------------
maximum extent then permitted by applicable law, from and against any and all claims, actions, suits, losses, fines, judgments, interest, costs and expenses (including without limitation actual attorney's fees and disbursements) arising out of or relating to Executive's actions or omissions as an officer, director (if ever applicable) or employee of the Company and/or any affiliate of the Company and/or as a trustee or fiduciary of any plan, trust or other program established by the Company. This Section 4.9 shall survive termination or expiration of this Agreement.

5.      Termination and Compensation Upon Termination.
        ---------------------------------------------

        5.1     Notice and Date of Termination
                ------------------------------

                (a) Any termination of Executive's Employment by Company or Executive shall be communicated by a written notice to the other party (the "Notice of Termination"). The Notice of Termination shall indicate the specific termination provision in this Agreement that is applicable and is being relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employment under the provision so indicated.

                (b)     "Date of Termination" shall mean:

                        (i) In the case of termination under sections 5.2 (retirement) or 5.3 (death), the date of retirement or death, as may be applicable.

                        (ii) In the case of termination initiated by the Executive under section 5.5 (voluntary resignation) or 5.8 (termination for Good Reason), the date specified in the applicable Notice of Termination, or such earlier date, if any, determined by the Company.

                        (iii) In all other situations, the date specified in the applicable Notice of Termination.
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5.2.     Termination Due to Retirement.
         -----------------------------

                (a) In the event Executive's employment is terminated, while this Agreement is in force, by reason of Normal Retirement (as defined under the then established rules of Company's tax-qualified retirement plan), Executive's benefits shall be determined in accordance with Company's retirement, survivor's benefits, insurance and other applicable programs then in effect.

                (b) Upon the effective date of such termination, Company shall pay to Executive his full Base Salary, at the rate then in effect as provided in section 4.1 herein, through the effective date of termination, and Executive shall receive all other benefits to which he has a vested right at that time, including, but not limited to, the retirement benefits as described in section 4.4 herein. Company's obligation to pay and provide to Executive the Base Salary as provided for in section 4.1 shall immediately thereafter expire and, with the exception of the any covenants which by their terms survive termination, Company and Executive thereafter shall have no further obligations under this Agreement.

         5.3     Termination Due to Death.  In the event of Executive's death
                 ------------------------
during the term of this Agreement, or during any period of Disability (as defined herein) during which Executive is receiving compensation pursuant to section 5.4 herein, Company shall pay to Executive's beneficiary as so designated by Executive during his lifetime, or to his estate, as appropriate, all benefits to which Executive had a vested right pursuant to this Agreement, including, but not limited to, the retirement benefits described in section 4.4 above. Company's obligation to pay and provide to Executive Base Salary as provided for in section 4.1 shall immediately thereafter expire and, with the exception of the any covenants which by their terms survive termination, Company and Executive thereafter shall have no further obligations under this Agreement.

         5.4     Termination Due to Disability.
                 -----------------------------

                 (a) In the event Executive becomes Disabled during the term of this Agreement and is, therefore, unable to perform his duties under this Agreement for a period of more than 60 calendar days in the aggregate, during any period of 120 consecutive days, or in the event of the Board's reasonable, good faith determination that Executive's Disability is likely to last for more than a period of 60 consecutive calendar days, Company shall have the right to terminate Executive's active Employment upon the delivery to Executive of a Notice of Termination stating Company's intent to terminate for Disability at least 30 calendar days prior to the effective date of such termination.

                 (b) Upon the Date of Termination (as defined by section 5.1), Company shall pay to Executive his full Base Salary, at the rate then in effect, as provided in section 4.1 herein, through the effective date of termination. Company's obligation to pay and provide to Executive Base Salary shall immediately thereafter expire, however, Executive shall receive all rights and benefits in which he is vested, including, but not limited to, short and long-term disability benefits, retirement benefits and options as described herein.

                 (c) The term "Disability" shall mean, for all purposes of this Agreement, the incapacity of Executive due to injury, illness, disease, or bodily or mental infirmity, to engage in the performance of substantially all of the usual duties of employment with Company as contemplated by section 2 herein, such Disability to be determined by the Board of Directors of Company upon receipt of and reliance on competent medical advice from one or more individuals, selected by the Board, who are qualified to give such professional medical advice.

       5.5     Voluntary Termination by Executive.
               ----------------------------------

               (a) This section is applicable only to the voluntary resignation by Executive, as opposed to resignation arising in the context of "Termination for Good Reason," which is governed by section 5.8, below.

               (b) Executive may terminate this Agreement at any time by giving the Board of Directors of Company a Notice of Termination. The termination shall automatically become effective upon the expiration of the period of notice specified, or at anytime sooner at the discretion of Company. During such notice period Company shall make no changes adverse to Executive with respect to his compensation, benefits and perquisites in effect as of the time such notice was given, and upon such termination, Company shall pay to Executive all compensation due through the date of termination. Thereafter, Executive shall retain all benefits which vested prior to termination in accordance with the rules and procedures then in effect with respect to vesting, including, without limitation all vested retirement benefits, insurance, options, warrants and deferred compensation benefits. Otherwise, with the exception of the any covenants which by their terms survive termination, Executive and Company shall thereafter have no further obligations under this Agreement.

       5.6     Involuntary Termination by Company.
               ----------------------------------

               (a) Company may terminate Executive's Employment at any time for any reason other than death, Disability, Retirement, or for Cause (as defined in section 5.7), by giving Executive a Notice of Termination.

               (b) Upon the Date of Termination, Company shall pay to Executive his Base Salary through the effective date of termination, plus all other benefits to which Executive has a vested right at the time.

               (c) In the event of termination pursuant to this section 5.6, Executive shall be entitled to the "Severance Payment" (as defined in section 6.5) and "Additional Benefits" provided for in section 6.6.
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               (d)     With the exception of the payments and benefits
described in this section 5.6, and any covenants which by their terms survive termination, Company and Executive thereafter shall have no further obligations under this Agreement.

       5.7     Termination for Cause.
               ---------------------

               (a)     The Company may, at any time, discharge Executive
"for Cause", whereupon his employment shall terminate in accordance with the Company's Notice of Termination. As used in this Agreement, the term "Cause" shall mean, (i) the conviction of any crime involving dishonesty or resulting in imprisonment without the option of a fine, (ii) the continuing material non-observance or the material breach by Executive of any of the material provisions of this Agreement after due written notice to Executive from the Board specifying with particularity the nature of such non-observance or breach, or
(iii) the continuing neglect, failure or refusal of Executive to carry out the duties properly assigned to him after due written notice to Executive from the Board specifying with particularity the nature of such neglect, failure or refusal.

               (b) In the event of termination for Cause, Company shall pay Executive his full Base Salary and accrued vacation time though the Date of Termination, plus all other benefits to which Executive has a vested right at the time. With the exception of any covenants which by their terms survive termination, Company and Executive shall thereafter have no further obligations under this Agreement.

       5.8     Termination for Good Reason.
               ---------------------------

               (a) Executive may terminate this Agreement at any time for "Good Reason," by giving the Board a Notice of Termination stating such intent to terminate. "Good Reason" shall mean, without Executive's prior written consent, the occurrence of any one or more of the following:

                       (i) Failure by the Company to honor any of its material obligations under this Agreement; or

                       (ii) Any purported termination by the Company of Executive's Employment that is not effected pursuant to a Notice of Termination as required by 5.1 and, for purposes of this Agreement, no such purported termination shall be effective; or

                       (iii) Failure to elect or reelect or otherwise to maintain Executive to or in the office or the position (or a substantially equivalent office or position) in the Company that Executive held as of the date hereof; or

                       (iv) Executive's overall compensation or perquisites are reduced or adversely modified in any material respect, or Executive's authority or duties are materially changed, in either case without the prior and voluntary written consent of Executive, which change is not fully remedied within ten (10) calendar days after receipt by the Company of written notice from Executive identifying such change(s). For purposes of this Agreement, Executive's authority or duties shall be conclusively considered to have been "materially changed" if, without Executive's express and voluntary written consent, there is any substantial diminution or adverse modification in Executive's title, status, overall position, responsibilities, reporting relationship, general working environment (including without limitation secretarial and staff support, offices, and frequency and mode of travel); or

                       (v)     A change in circumstances significantly
               affecting Executive's position, including without limitation a change in the scope of the business or other activities for which he was responsible as of the Effective Date of this Agreement, and, as a result thereof, Executive has been rendered substantially unable to carry out, has been substantially hindered in the performance of, or has suffered a substantial reduction in any of the authorities, powers, functions, responsibilities or duties attached to the position held by Executive as of the date hereof, which situation is not fully remedied within ten (10) calendar days after written notice to the Company from Executive of such determination, or

                       (vi) Company's requiring Executive to be based more than 100 miles from the location of his principal office at that time.

               (c) In the event of termination pursuant to this section 5.8, Executive shall be entitled to the "Severance Payment" (as defined in section 6.5) and "Additional Benefits" provided for in section 6.6.

               (d) With the exception of the payments and benefits described in this section 5.8, and any covenants which by their terms survive termination, Company and Executive thereafter shall have no further obligations under this Agreement.

6.       Change of Control
         -----------------

         6.1     Survival.  The provisions of this Section 6 shall (i) survive
                 --------
this Agreement and shall continue one (1) day past termination of Executive's employment, and (ii) only become effective upon a "Change in Control," as defined below. No termination or expiration of this Agreement shall limit, alter or otherwise affect Executive's continuing rights hereunder with respect to the benefits and rights afforded to him as provided herein.

         6.2     Background.
                 ----------

                 (a) The Company believes that because of its position in the industry, financial resources and historical operating results there is a possibility that the Company may become the subject of a Change in Control (as defined below), either now or at some time in the future.

                 (b) The Company believes that it is in the best interest of the Company and its shareholders to foster Executive's objectivity in making decisions with respect to any pending or threatened Change in Control of the Company and to assure that the Company will have the continued dedication and availability of Executive, notwithstanding the possibility, threat or occurrence of a Change in Control. The Company believes that these goals can best be accomplished by alleviating certain of the risks and uncertainties with regard to Executive's financial and professional security that would be created by a pending or threatened Change in Control and that inevitably would distract Executive and could impair his ability to objectively perform his duties for and on behalf of the Company.

                 (c) Accordingly, the Company believes that it is appropriate and in the best interest of the Company and its shareholders to provide to Executive compensation arrangements upon a Change in Control that lessen Executive's financial risks and uncertainties and that are reasonably competitive with those of other corporations. With these and other considerations in mind, the Board has authorized the Company to enter into these arrangements with Executive to provide the protections set forth herein following a Change in Control.

       6.3       Change in Control.     As used in this Agreement, the phrase
                 -----------------
"Change in Control" shall mean:

                 (a) Except as provided by Paragraph (c) hereof, the acquisition by any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of forty percent (40%) or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Company; or

                 (b) Individuals who, as of the Effective Date hereof, constitute the Board of Directors of the Company (as of the Effective Date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided that any person becoming a director subsequent to the Effective Date hereof whose election, or nomination for election by the Company's shareholders, is or was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of

Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

                 (c) Approval by the stockholders of the Company of a reorganization, merger or consolidation of the Company with any other person, entity or corporation, other than:

                        (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) more than sixty percent (60%) of the combined voting power of the securities entitled to vote generally in the election of directors of the Company or such other entity outstanding immediately after such merger or consolidation, or

                        (ii)    a merger or consolidation effected to
                 implement a recapitalization of the Company (or similar transaction) in which no person, entity or group (other than any employee benefit plan of any of the Company) acquires beneficial ownership of forty percent (40%) or more of the combined voting power of the securities entitled to vote generally in the election of directors of the Company outstanding immediately after such merger or consolidation; or

                 (d) Approval by the stockholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or other disposition by the Company of all or substantially all of such Company's assets.

         6.4     Qualifying Termination.     If Executive's Employment is
                 ----------------------
terminated within 6 months following a Change of Control for any reason other than retirement, death, disability or for Cause, such termination shall constitute a "Qualifying Termination." In the event of a Qualifying Termination, the Company shall be obligated to make the "Severance Payment" to Executive provided for in section 6.5 and provide the "Additional Benefits" described in section 6.6

         6.5     Severance Payment.
                 -----------------

                 (a) For purposes of this Agreement, the "Severance Payment" shall equal one hundred fifty percent (150%) of Executive's "Compensation" (as defined below). Executive shall be entitled to receive the Severance Payment in a cash lump sum within five (5) calendar days after the later of Executive's Date of Termination or the date of the Change in Control.

                 (b) For purposes of this Agreement, Executive's "Compensation" shall equal the sum of (1) Executive's highest annual salary rate with the Company within the three-year period ending on Executive's Date of Termination, plus (2) the "Bonus

Increment." The Bonus Increment shall equal the annualized average of all bonuses and incentive compensation payments other than stock options paid or payable to Executive during the three-year period immediately before Executive's Date of Termination under all of the Company's bonus and incentive compensation plans or arrangements, if any.

                 (c) In lieu of a cash lump sum, Executive may, in his sole discretion, elect to receive the Severance Payment in equal annual installments over three (3) years (or such lesser number of years as Executive may elect). Such installments shall be paid to Executive on each anniversary of Executive's Date of Termination, beginning with the first such anniversary and continuing on each such anniversary thereafter until fully paid. Such election to receive the Severance Payment in installments may be made and/or revoked by Executive at any time prior to the termination of his employment by providing written notice to the Board of such election. Any such election by Executive to receive the Severance Payment in installments that has been made and not revoked prior to Executive's termination shall, effective the date of such termination, be irrevocable and binding on all parties hereto.

                 (d) In the event that at the time of Executive's Qualifying Termination there is not in effect an election by Executive to receive the Severance Payment in installments, such Severance Payment shall be paid to Executive in a single cash lump sum. In the event that Executive has made an appropriate election to receive the Severance Payment in annual installments, and Executive becomes entitled to such Severance Payment as provided in this Agreement, then such Severance Payment, to the extent at any time unpaid and/or deferred, shall be deemed to bear interest at the base or prime rate in effect from time to time as publicly announced by Bank of America NT&SA (the "Prime Rate"). Accrued interest shall be due and payable together with each annual installment of the Severance Payment.

       6.6       Additional Benefits.
                 -------------------

                 (a) In the event of a Qualifying Termination, the Company agrees and covenants that Executive and his dependents shall be entitled to continue to participate in all benefit programs which had been made available to Executive before the Qualifying Termination including without limitation, any and all medical insurance, dental insurance, vision insurance, life insurance, disability insurance, retirement and/or pension plans and other benefit programs of the Company and/or its affiliates. These programs shall be continued at no cost to Executive, except to the extent of Executive's income tax payable thereon because tax rules require the inclusion of the value of such benefits in Executive's income. The programs shall be continued in the same way and at the same level as immediately prior to the Qualifying Termination, and shall continue for the benefit of Executive for eighteen (18) months (the "Benefit Period"). In the event that participation in any such plan or program is barred or unavailable for any reason, the Company shall arrange to provide Executive, at the expense of the Company, with benefits substantially comparable to those which he was entitled to receive under such plans and programs as were in effect immediately prior to the time of the Qualifying

Termination. The continuation of benefits provided for herein shall extend to the dependents of Executive as permitted by the applicable plans, provided that Executive shall continue to be responsible for the cost of any and all dependant coverage.

                 (b) In the event of a Qualifying Termination, Executive or his successors may, at the expense of the Company, utilize the reasonable services of accountants and attorneys of his or their choice for assistance in interpreting and enforcing this Agreement as well as for preparation of his tax returns for the year of the Qualifying Termination and for each other year all or any portion of which is included within the Benefit Period.

                 (c) In the event of a Qualifying Termination, Executive shall be entitled, at the expense of the Company, to "Automobile Benefits" during the entire term of the Benefit Period. For purposes hereof, "Automobile Benefits" shall include a $1,300 per month allowance to defray automobile expenses and costs.

                 (d) In the event any perquisite or benefit enjoyed by Executive or his dependents is reduced or eliminated within six (6) months before a Qualifying Termination, then for all purposes of this Agreement, the perquisite or benefit as was in effect prior to such reduction or elimination shall be deemed to have been in place immediately prior to the Date of Termination.

                 (e) In the event of a Qualifying Termination, any and all of Executive's unvested stock options and equity-based incentives shall immediately vest and be fully exerciseable.

7.       Other Covenants of the Parties.
         ------------------------------

         7.1     Indemnification for Golden Parachute Excise Tax.
                 -----------------------------------------------

                 (a) In the event that it shall be determined that any payment, benefit or distribution provided, or to be provided, by the Company (or by any person whose actions result in a Change in Control or any person affiliated with the Company or such person) to or for the benefit of Executive under the terms of this Agreement, or under any other agreement, plan or arrangement with the Company (or with any person whose actions result in a Change in Control or any person affiliated with the Company or such person), would be subject to any excise tax imposed pursuant to Section 4999 of the Internal Revenue Code of 1976, as amended, or any comparable provision of state law (an "Excise Tax"), the Company agrees that it will promptly pay or cause to be paid to Executive, in addition to any other payments made or required to be made pursuant to the terms of this Agreement, an additional amount in cash (a "Gross-Up Payment") equal to the sum of (i) the amount of such Excise Tax plus
(ii) all Attributable Taxes and Penalties. For purposes of this Agreement, "Attributable Taxes and Penalties" means all taxes, interest and penalties, including, without limitation, any federal, state and local income taxes and any Excise Taxes, which become payable by Executive as a result of the receipt of the Gross-Up Payment or the assessment of any Excise Tax against Executive. It is intended that under this provision the Company will indemnify Executive in such a manner that Executive shall not suffer any loss or expense by reason of the assessment of any Excise Tax or the reimbursement of Executive for payment of any such Excise Tax.

                 (b) In determining the amount of any Gross-Up Payment payable pursuant to Paragraph (i) above, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local taxes at the highest marginal rates of taxation for such year in the state and locality of Executive's residence. For such purposes, federal income taxes shall be determined net of the maximum reduction in such federal income taxes that could be obtained from the deduction of such state and local taxes.

                 (c) Within 30 days after Executive's Date of Termination, a mutually agreed upon nationally recognized accounting firm (the "Accounting Firm"), shall make a determination as to whether any Excise Tax should be reported and paid by Executive for any period or periods by reason of any payment, benefit or distribution under this Agreement or under any other agreement, plan or arrangement with the Company (or with any person whose actions result in a Change in Control or any person affiliated with the Company or such person). If the Accounting Firm determines that any Excise Tax should be reported and paid by Executive, the Accounting Firm shall also determine the amount of such Excise Tax and the amount of the Gross-Up Payment required to be paid to Executive by the Company with respect to such Excise Tax. In such event, the Company shall, within five (5) business days after such determination, pay or cause to be paid to Executive the amount of the Gross-Up Payment with respect to the Excise Tax as determined by the Accounting Firm, and Executive shall report and pay the Excise Tax as so determined. If the Accounting Firm determines that no Excise Tax should be reported and paid by Executive, it shall furnish Executive with its opinion that there is substantial authority not to report any Excise Tax, and Executive shall prepare and file his tax returns in accordance with such advice until such time as the Internal Revenue Service (the "IRS") or any applicable state taxing authority shall notify Executive that such manner of reporting is improper. The Company shall be responsible for all fees and expenses connected with the determinations by the Accounting Firm pursuant to this Paragraph 7.1.

                 (d) In the event that Executive is at any time required to pay any Excise Tax (or any interest or penalties with respect to any Excise Tax) in addition to any amount determined pursuant to Paragraph 7.1 (c) by reason of any payment, benefit or distribution under this Agreement or under any other agreement, plan or arrangement with the Company (or with any person whose actions result in a Change in Control or any person affiliated with the Company or such person), within five (5) business days after Executive notifies the Company of such required additional Excise Tax (or additional interest or penalties) the Company shall pay or cause to be paid to Executive a Gross-Up

Payment determined with respect to such additional Excise Tax (and any such additional interest and penalties). In the event that Executive receives any refund of any Excise Tax with respect to which Executive has previously received a Gross-Up Payment hereunder, Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

                 (e) Executive agrees to notify the Company in a timely manner in the event of any audit or other proceeding by the IRS or any state taxing authority in which the IRS or the state taxing authority asserts that any Excise Tax should be assessed against Executive and to cooperate with the Company (at the Company's sole cost and expense) in contesting any such proposed assessment with respect to such Excise Tax (a "Proposed Assessment"). Executive agrees not to settle any Proposed Assessment without the consent of the Company. If, however, Executive's tax liability for any year cannot be finally resolved principally by reason of a failure to settle a Proposed Assessment, Executive may demand that the Company settle the Proposed Assessment. If the Company does not settle the Proposed Assessment, or does not consent to allow Executive to settle the Proposed Assessment, within ten (10) days following such demand, the Company shall indemnify and hold harmless Executive (i) with respect to any additional interest and/or penalties that Executive is required to pay by reason of the delay in finally resolving Executive's tax liability and (ii) with respect to any taxes, interest and penalties that Executive is required to pay by reason of any indemnification payment under this Paragraph.

                 7.2 Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliated companies. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan or program of the Company or any of its affiliated companies at or subsequent to the date of any termination shall be payable in accordance with such plan or program except as otherwise provided herein.

         7.3.    Intellectual Property Rights.
                 ----------------------------

                 (a) Executive shall promptly and fully inform Company of, and disclose to Company, any and all ideas, concepts, themes, inventions, designs, creations, improvements and discoveries that he makes during the term of this Agreement, whether individually or jointly in collaboration with others, which are, at the time any such item is conceived or reduced to practice, related to Company's business or to actual or demonstrably anticipated research or development of Company, or which result from any work performed by Executive for Company.

                 (b) Executive agrees that any and all ideas, concepts, themes, inventions, designs, creations, improvements or discoveries conceived, developed or written by Executive either individually, or jointly in collaboration with others, which are related to Company's business, whether patentable or unpatentable or copyrightable or uncopyrightable, shall belong to and be the sole and exclusive property of Company.
                 (c) Executive shall assist Company in obtaining patents or copyright registration on such intellectual properties an execute all documents and do all things necessary to enable Company to obtain and enforce full an exclusive title to such properties which are related to Company's business.

8.       General Provisions.
         ------------------

         8.1     No Assignment.  Neither party may assign this Agreement
                 -------------
without the prior written consent of the other.

         8.2     Complete Agreement.  This Agreement contains the entire
                 ------------------
agreement of the parties with respect to the subject matter hereof and supersedes all previous oral and written agreements and all contemporaneous oral negotiations, commitments, writings and understandings.

         8.3     Counterparts.  This Agreement may be executed in one or more
                 ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         8.4     Governing Law.  This Agreement shall be governed by, and
                 -------------
construed in accordance with, the internal laws of the State of California.

         8.5     Modifications and Waivers.  No waiver or modification of this
                 -------------------------
Agreement shall be binding unless it is in a writing signed by both parties hereto.

         8.6     Severability.  In the event any provision or provisions of this
                 ------------
Agreement is or are to be held invalid, the remaining provisions of this Agreement shall not be affected thereby.

         8.7     Legal Fees.  If any legal action, arbitration or other
                 ----------
proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach or default in connection with this Agreement, the successful or prevailing party shall be entitled to recover all of its costs incurred in such action or proceeding, including without limitation its actual attorneys' fees and disbursements, in addition to any other relief to which it may be entitled.

         8.8     Notices.  All notices and other communications required or
                 -------
permitted under this Agreement shall be in writing, served personally on, or mailed by certified or registered United States mail to, the party to be charged with receipt hereof. Notices and other communications served by mail shall be deemed given hereunder seventy-two (72) hours after deposit of such notice or communication in the United States Post Office as certified or registered mail with postage prepaid and duly addressed to the receiving party as follows, or at such other address as such party has designated in a written notice given as provided herein:


               To Company:

                       Vitafort International Corporation
                       Attention: Jack B.Spencer, CFO/COO
                       1800 Avenue of the Stars, Suite 480
                       Los Angeles, CA 90067

               To Executive:

                       Mark Beychok
                       955 North Beverly Glen
                       Los Angeles, CA 90077


       8.9     Construction.  The language of this Agreement shall be construed
               ------------
simply and according to its fair meaning, and shall not be construed for or against any party hereto as a result of the source of its draftsmanship.

       8.10    Arbitration.  Any controversy or claim arising out of or
               -----------
relating to this Agreement, or an alleged breach of this Agreement, shall be settled by arbitration administered by JAMS/ENDispute, and judgment on the award rendered by the arbitrator(s) may be entered in the Superior Court in and for the County of Los Angeles, California. In case of a dispute, any party may commence arbitration by giving written notice to the others of its desire to do so. Each party hereto agrees that service of process for an arbitration proceeding will be deemed completed when a notice of another party's desire to arbitrate is received by such party. Each party hereby agrees that any such arbitration shall be held in the County of Los Angeles, California and consents to the jurisdiction of the Superior Court in and for the County of Los Angeles for entering of any judgment. The arbitrator shall have authority equal to that of a Superior Court Judge to grant equitable relief in an action pending in Los Angeles County Superior Court in which all parties have appeared. Judgment upon the Arbitrator's award may be entered as if after trial in accordance with California law. Should any party fail to pay fees as required, any other party may advance the same and shall be entitled to a judgment from the arbitrator in the amount of such fees plus interest. Any award issued by the arbitrator shall bear interest at the judgment rate in effect in the State of California from the date determined by the arbitrator.

       8.11     Counterparts.  This Agreement may be executed in any number of
                ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, even though the parties do not sign the same counterpart.

IN WITNESS WHEREOF the parties hereto do hereby execute and make effective this Agreement as of the Effective Date.

Vitafort International Corporation



By:_______________________________
     Jack B. Spencer
     Chief Operating Officer
     Chief Financial Officer







__________________________________
MARK BEYCHOK

                                   EXHIBIT B
                                      to
                             EMPLOYMENT AGREEMENT
                            DATED SEPTEMBER 3, 1997



     This Exhibit B to the Employment Agreement dated as of September 3, 1997 (the "Agreement") by an between Vitafort International Corporation ("Company") Mark Beychok ("Executive") is hereby attached to the Agreement and made a part thereof pursuant to section 4.3 of such Agreement.

Company hereby grants to Executive Stock Options to purchase up to 450,000 shares of Common Stock of the Company, at a purchase price of $.87 per, provided that the right to exercise such options shall vest as follows:

     Upon the Effective Date, Executive shall have the right to exercise the option for up to 75,000 shares.

     On March 3, 1998, Executive shall have the right to exercise the option for up to 75,000 shares.

     On September 3, 1998, Executive shall have the right to exercise the option for up to 75,000 shares.

     On March 3, 1999, Executive shall have the right to exercise the option for up to 75,000 shares.

     On September 3, 1999, Executive shall have the right to exercise the option for up to 75,000 shares.

     On March 3, 2000, Executive shall have the right to exercise the option for up to 75,000 shares.

     The grant of such options shall be confirmed by the delivery to Executive of a written option agreement in the form of Company's standard Stock Option, and shall further be subject to all applicable provisions of the Agreement.